Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No 34 - Dated Monday, January 13, 2014 (To: Prospectus dated August 24, 2012)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DCX7	[]	100.000% (1)	1.125%	[]	Fixed	2.300%	Monthly	01/15/2017	02/15/2014	$1.34	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 1/15/2015 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500% discount to the public offering price.

02006DCY5	[]	100.000% (2)	1.700%	[]	Fixed	3.500%	Monthly	01/15/2019	02/15/2014	$2.04	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 1/15/2015 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500% discount to the public offering price.

Ally Financial Inc.

Offering Date: Monday, January 13, 2014 through Tuesday, January 21, 2014

Trade Date: Tuesday, January 21, 2014 @ 12:00 PM ET

Settle Date: Friday, January 24, 2014

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 24, 2012